Harley E. Northrop
P.O. Box 188, Sherman Road
Westfield, New York 14787




August 3, 2000


Bion Environmental Technologies, Inc.
7921 Southpark Place, Suite 200
Littleton, Colorado 80202-3936

Dear Bion:

As a party to an agreement with Bion Environmental Technologies, Inc. ("BION") effective December 20, 1999 set forth at Exhibit 10.10 to BION's Form 8-K (dated December 11, 1999) ("Agreement"), pursuant to the terms of the Agreement, I am tendering my Class Z and Class X warrants of BION for exchange into restricted common stock of BION at ratios of 0.15 share per Class Z Warrant and 0.3 share per Class X Warrant as per the Agreement effective as of January 1, 2001 unless otherwise agreed to . The warrant certificates will be delivered to Bion's office on or before September 1, 2000.

Please note that while I am waiving my rights to receive registered common stock of BION as set forth at paragraph 2 of the Agreement, I reserve the right to equivalent registration rights on the share received hereby (and/or with regard to other BION securities I already own).

If the above is agreeable to BION, please cancel the attached warrants and issue the stock and deliver to me. If not, please return all warrants to me.


                                   Very truly yours,


                                   /s/
                                   Harley E. Northrop

Jon Northrop
1922 West Sanibel Court
Littleton, Colorado 80120




August 3, 2000

Bion Environmental Technologies, Inc.
7921 Southpark Place, Suite 200
Littleton, Colorado 80202-3936


Dear Bion:

On behalf of myself as a party to an agreement with Bion Environmental Technologies, Inc. ("BION") effective December 20, 1999 set forth at Exhibit
10.6 to BION's Form 8-K (dated December 11, 1999) ("Agreement"), and on behalf of the other parties set forth at Exhibit A hereto (Collectively, the "Exchangers"), pursuant to the terms of the Agreement, I am tendering the Class Z and Class X Warrants of BION for exchange into restricted common stock of BION at ratios of 0.15 share per Class Z Warrant and 0.3 share per Class X Warrant as per the Agreement effective January 1, 2001 unless otherwise agreed to.

Please note that while the Exchangers are waiving their rights to receive restricted common stock of Bion as set forth at paragraph 2 of the Agreement, the Exchangers reserve the right to equivalent registration rights on the shares received hereby (and/or with regard to other BION securities already owned by Exchangers). Further note that since these transactions are being made pursuant to the Agreement, they are within the scope of paragraphs 1 and 3 of the Agreement.

If the above is agreeable to BION, please cancel the attached warrants and issue the stock per Exhibit A and deliver to me. If not , please return all warrants to me.

                                   Very truly yours,

                                   /s/ Jon Northrop
                                   Jon Northrop